Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
October 28, 2004	Scott Schroeder (281) 589-4993

CABOT OIL & GAS REPORTS THIRD QUARTER RESULTS

HOUSTON, October 28, 2004—Cabot Oil & Gas Corporation (NYSE: COG) today announced third quarter net income of $17.8 million, or $0.55 per share, compared to $22.7 million, or $0.70 per share, in last year’s comparable quarter. Cash flow from operations in the third quarter increased to $70.1 million in 2004 from $65.9 million in 2003, while discretionary cash flow increased to $77.0 million in 2004 versus $63.9 million in 2003.

“Highlights for the quarter were increased equivalent production in each of our regions versus the 2004 second quarter and record third quarter level of operating cash flow,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “The net income figure, which was impacted by two non-cash items, does not reflect the full positive impact of the quarter. The largest impact was the $4.3 million after tax mark-to-market requirement (see attached Impact of Mark-to-Market Accounting Requirements for details) for derivatives that do not qualify for hedge accounting. The rules specify that the Company record not only the current period impact of derivatives, but also the impact on all future periods. These instruments cover a portion of Cabot’s oil production. The other item was a $2.1 million after tax impairment of a two-well field in South Louisiana,” added Dinges. Excluding the non-cash impact of the mark-to-market on derivative positions not qualifying as hedges, the impairment, and a small gain on the sale of assets, the net income comparison would have been $24.2 million, or $0.75 per share, versus $21.2 million, or $0.66 per share, for the third quarters of 2004 and 2003, respectively (see attached Selected Item Review and Reconciliation for details).

Increased natural gas production and higher realized commodity prices between comparable third quarter periods were offset by lower oil production and an unrealized mark-to-market loss on oil positions, resulting in an overall reduction to operating revenues between periods. On the expense side of the equation, lower exploration expense, interest expense, and brokered natural gas cost led the way to lower overall operating expenses between comparable third quarters. Of note, general and administrative expense continues to experience growing costs associated with Sarbanes-Oxley section 404 compliance in the amount of $0.6 million for the quarter, compared to zero last year. Also, the impact of the stock compensation plans (performance shares and restricted stock awards) has been separated from G&A for press release financial statement purposes to better reflect its impact. In addition, the mark-to-market impact of the performance shares is highlighted in an attached table.

“Operationally, I am pleased with our continued progress, particularly the increase in production quarter over quarter,” stated Dinges. “While the Gulf of Mexico hurricanes did not dramatically impact the Company, we did shut-in, deferring approximately .5 Bcfe of production leading up to and immediately following the storm.” Dinges added, “Our production guidance for the fourth quarter of 2004 has been adjusted to reflect higher expected oil volumes and lower gas volumes which have been impacted by completion delays on some of our outside operated properties, but we still anticipate sequential growth over the third quarter.” New guidance for 2005 has been posted to the Company’s website and will be discussed on the conference call on October 29.

Year-to-Date

For the nine months ended September 2004, Cabot reported net income of $56.2 million, or $1.73 per share, along with cash flow from operations of $215.9 million and discretionary cash flow of $211.3 million. These figures compare favorably with last year’s nine month net income of $1.3 million, or $0.04 per share, cash flows from operations of $205.7 million and discretionary cash flow of $194.1 million.

Again, both time frames were impacted by some of the same non-cash selected items (mark-to-market of derivatives and impairments). Taking these into account, the net income comparison would have been $66.5 million, or $2.05 per share, versus $61.5 million, or $1.92 per share last year, (see attached Selected Item Review and Reconciliation for details).

Higher realized commodity prices were offset by lower production for the comparable periods making revenues essentially flat. Removing the impairments, expenses were driven down by lower brokered natural gas costs, reduced exploration expenses and lower interest, which were partially offset by higher general and administrative, and depreciation, depletion and amortization expense.

“Last year, we were pleased to return to profitability following the first quarter impairment. This year, we have already surpassed our highest record net income for any year, highlighting the excellent results we are having both operationally and financially,” commented Dinges.

During the third quarter of 2004, the Company continued to repurchase stock under its stock purchase program. Cabot bought 86,000 shares in the third quarter at an average price of $39.42 per share in the open market. Cabot has purchased 244,100 shares during 2004 at an average price of $35.77 per share in the open market.

“Cabot will continue to focus on the repurchase of its stock as an investment strategy. We believe our stock is an attractive investment, especially when compared to the alternative investment opportunities in the current marketplace,” stated Dinges.

Late in the third quarter, Cabot added to its hedge positions five natural gas collars and one oil collar covering production in 2005. The natural gas collars cover either the first quarter or entire year, while the oil collar is for the entire year. Prices range from a $4.75 by $7.00 per Mmbtu for a full-year Rocky Mountain collar to a $7.00 by $10.35 per Mmbtu for a first quarter Henry Hub trade. During this same time frame a full-year 2005 oil trade received a $40.00 floor and a $50.50 per barrel ceiling. Details of the entire 2005 hedge program can be accessed on the Company website at www.cabotog.com.

“Because of the volatility in the commodity markets and our recent experience with range swaps, we will target future hedge positions towards products that qualify for hedge accounting to avoid earnings swings of the magnitude we experienced in the third quarter,” added Dinges.

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s 2004 third quarter financial and operating results discussion with financial analysts on Friday, October 29, at 9:30 AM EDT (8:30 AM CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), passcode 1430138. A replay will be available from Friday, October 29 through Friday, November 5, 2004. The latest financial guidance, including the Company’s hedge positions, along with a replay of the webcast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

* * *

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; the East and an expansion effort in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

Forward-Looking Statements

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

CABOT OIL & GAS RESULTS — Page 4

OPERATING DATA

	Quarter Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004	2004
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Gulf Coast	8.4	7.7	23.6	21.8
West	5.5	5.9	16.3	18.0
East	5.0	4.9	14.3	13.9
Canada	0.0	0.0	0.0	0.0

Total	18.9	18.5	54.2	53.7

Crude/Condensate
Gulf Coast	450	683	1,391	2,027
West	37	46	120	146
East	7	7	20	20
Canada	1	0	1	0

Total	495	736	1,532	2,193

Natural Gas Liquids	1	3	10	38
Equivalent Production (Bcfe)	21.9	22.9	63.5	67.1

PRICES
Average Produced Gas Sales Price ($/Mcf)
Gulf Coast	$5.26	$4.68	$5.17	$4.83
West	$4.68	$3.75	$4.72	$3.65
East	$5.19	$5.24	$5.41	$5.17
Canada	$4.39	$0.00	$4.39	$0.00
Total	$5.07	$4.53	$5.10	$4.53
Crude/Condensate Price ($/Bbl)
Gulf Coast	$31.01	$28.32	$30.71	$29.50
West	$42.85	$29.75	$38.06	$30.07
East	$39.64	$28.02	$35.99	$28.67
Canada	$36.63	$0.00	$36.63	$0.00
Total	$32.03	$28.40	$31.36	$29.53

WELLS DRILLED
Gross	75	55	205	123
Net	66	44	179	99
Gross Success Rate	95%	87%	97%	90%

{CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004	2003
Net Operating Revenues
Natural Gas Production (1)	$96,111	$84,555	$276,518	$242,841
Brokered Natural Gas	13,224	18,709	60,411	73,929
Crude Oil and Condensate (1)	8,514	21,455	34,833	65,098
Other	1,574	752	4,007	6,275

	119,423	125,471	375,769	388,143
Operating Expenses
Brokered Natural Gas Cost	11,627	16,602	53,944	66,402
Direct Operations—Field and Pipeline	13,297	11,271	38,489	36,022
Exploration	6,979	13,999	32,691	43,053
Depreciation, Depletion and Amortization	30,788	25,984	84,950	77,929
Impairment of Long-Lived Assets	3,458	5,870	3,458	93,796
General and Administrative	6,506	5,419	19,686	17,336
Stock Compensation (2)	2,495	383	5,613	1,233
Taxes Other Than Income	10,115	9,301	30,138	28,176

	85,265	88,829	268,969	363,947
Gain on Sale of Assets	120	6,988	7	7,593

Income from Operations	34,278	43,630	106,807	31,789
Interest Expense and Other	5,577	6,972	16,399	18,549

Income Before Income Taxes	28,701	36,658	90,408	13,240
Income Tax Expense	10,879	13,990	34,257	5,044

Net Income Before Cumulative Effect of Accounting Change	17,822	22,668	56,151	8,196
Cumulative Effect of Accounting Change (3)	—	—	—	(6,847)

Net Income	$17,822	$22,668	$56,151	$1,349

Net Earnings Per Share—Basic	$0.55	$0.70	$1.73	$0.04
Average Common Shares Outstanding	32,548	32,179	32,491	32,000

(1)	See the "Impact of Mark-to-Market Accounting Requirements" table for additional information.
(2)	Includes the impact of the Company's performance share mark-to-market requirement and restricted stock amortization.
(3)	Cumulative effect of accounting change relates to the adoption of SFAS 143, "Accounting for Asset Retirement Obligations."

CABOT OIL & GAS RESULTS—Page 6

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(in thousands)

	September 30, 2004	Dec. 31, 2003
Assets
Current Assets	$184,151	$143,331
Property, Equipment and Other Assets	977,868	902,805
Deferred Income Taxes	16,337	8,920

Total Assets	$1,178,356	$1,055,056

Liabilities and Stockholders' Equity
Current Liabilities	$198,235	$156,527
Long-Term Debt	270,000	270,000
Deferred Income Taxes	232,127	208,955
Other Liabilities	74,645	54,377
Stockholders' Equity	403,349	365,197

Total Liabilities and Stockholders' Equity	$1,178,356	$1,055,056

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004	2003
Cash Flows From Operating Activities
Net Income	$17,822	$22,668	$56,151	$1,349
Cumulative Effect of Accounting Change	—	—	—	6,847
Change in Derivative Fair Value	7,023	(1,218)	13,295	(24)
Impairment of Long-Lived Assets	3,458	5,870	3,458	93,796
Income Charges Not Requiring Cash	33,553	26,544	90,216	78,821
Gain on Sale of Assets	(120)	(6,988)	(7)	(7,593)
Deferred Income Taxes	8,268	3,072	15,449	(22,176)
Changes in Assets and Liabilities	(6,900)	1,955	4,676	11,633
Exploration Expense	6,979	13,999	32,691	43,053

Net Cash Provided by Operations .	70,083	65,902	215,929	205,706

Cash Flows From Investing Activities
Capital Expenditures	(55,317)	(33,985)	(157,747)	(85,384)
Proceeds from Sale of Assets	164	15,821	186	18,181
Restricted Cash	—	(15,761)	—	(15,761)
Exploration Expense	(6,979)	(13,999)	(32,691)	(43,053)

Net Cash Used by Investing	(62,132)	(47,924)	(190,252)	(126,017)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	200	3,393	11,123	5,851
Decrease in Debt	—	(19,000)	—	(80,000)
Purchase of Treasury Stock	(3,390)	—	(8,732)	—
Dividends Paid	(1,304)	(1,287)	(3,906)	(3,755)

Net Cash Used by Financing	(4,494)	(16,894)	(1,515)	(77,904)

Net Increase in Cash and Cash Equivalents	$3,457	$1,084	$24,162	$1,785

(*)	Net income plus non-cash charges and exploration. Excludes net proceeds on property sales.

CABOT OIL & GAS RESULTS — Page 7

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004	2003
As Reported—Net Income	$17,822	$22,668	$56,151	$1,349
Reversal of Selected Items, Net of Tax:
Impairment of Long-Lived Assets	2,141	3,634	2,141	58,060
Gain on Sale of Assets	(74)	(4,326)	(4)	(4,700)
Change in Derivative Fair Value	4,347	(754)	8,230	(15)
Cumulative Effect of Accounting Change	—	—	—	6,847

Net Income Including Reversal of Selected Items	$24,236	$21,222	$66,518	$61,541

As Reported—Net Earnings Per Share	$0.55	$0.70	$1.73	$0.04
Per Share Impact of Reversing Selected Items	0.20	(0.04)	0.32	1.88
Net Earnings Per Share Including Reversal of Selected Items	$0.75	$0.66	$2.05	$1.92

Average Common Shares Outstanding	32,548	32,179	32,491	32,000

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004	2003
Discretionary Cash Flow
As Reported—Net Income	$17,822	$22,668	$56,151	$1,349
Plus:
Cumulative Effect of Accounting Change	—	—	—	6,847
Change in Derivative Fair Value	7,023	(1,218)	13,295	(24)
Impairment of Long-Lived Assets	3,458	5,870	3,458	93,796
Income Charges Not Requiring Cash	33,553	26,544	90,216	78,821
Gain on Sale of Assets	(120)	(6,988)	(7)	(7,593)
Deferred Income Taxes	8,268	3,072	15,449	(22,176)
Exploration Expense	6,979	13,999	32,691	43,053

Discretionary Cash Flow	76,983	63,947	211,253	194,073
Plus: Changes in Assets and Liabilities	(6,900)	1,955	4,676	11,633

Net Cash Provided by Operations	$70,083	$65,902	$215,929	$205,706

CABOT OIL & GAS RESULTS — Page 8

Impact of Mark-to-Market Accounting Requirements

(In thousands)

	Quarter Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004	2003
Unrealized Gain (Loss) on Derivatives (1)
Natural Gas	$349	$676	$(69)	$(324)
Crude Oil	(7,372)	542	(13,225)	348
Incentive Stock Compensation Expense (2)
Performance Shares	(1,378)	—	(3,158)	—

Mark-to-Market Impact, Before Income Tax	$(8,401)	$1,218	$(16,452)	$24
Mark-to-Market Impact, Income Tax	3,201	(464)	6,268	(9)

Mark-to-Market Impact on Net Income	$(5,200)	$754	$(10,184)	$15

(1)	These amounts represent the ineffective gain (loss) associated with the mark-to-market valuation of open positions. These amounts are reflected in the respective line items of Net Operating Revenues. Therefore, the computation of our reported realized commodity prices can be obtained by adding (subtracting) the loss (gain) from the respective Net Operating Revenues line item and dividing by reported production.

(2)	This amount relates to the mark-to-market valuation of the Company's performance share incentive stock compensation awards that is reflected in general and administrative expense. At September 30, 2004 the Company recognized stock compensation expense based on Cabot's ranking against a predetermined peer group based on total shareholder return. Cabot must calculate its liability at the balance sheet date under the assumption that its relative ranking remains constant throughout the measurement period (January 1, 2004 - December 31, 2006), creating an assumed ultimate liability which is then amortized over the measurement period (percent payout multiplied by shares multiplied by stock price at reported balance sheet date multiplied by the pro-rata time expired in the measurement period). Expense recognition will fluctuate between reporting periods due to the valuation of the performance shares at the reported balance sheet date.